Exhibit 10.43

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (“Second Amendment”) is entered into this 19th Day of October 2021 (“Effective Date”) by and between Paesanos Office Building LLC, successor in interest to Blauners Paesanos Parkway LP., hereinafter referred to as "Landlord", and USIO, Inc. (formerly known as Payment Data Systems, Inc.), hereinafter referred to as "Tenant".

WITNESSETH:

Whereas, Tenant and Landlord have entered into that certain Lease Agreement dated February 9, 2018 (“Original Lease”), as amended by the First Amendment to Lease Agreement (“First Amendment”) entered into the 15th Day of March, 2021, whereas the Original Lease and First Amendment are collectively referred to herein as the “Existing Lease”; for premises containing approximately 13,269 square feet of rentable area (“Original Premises”) located at 3611 Paesanos Parkway, Suite #300, San Antonio, Texas; and

Whereas, Landlord and Tenant agree that the Existing Lease remains in Full Force and Effect and that Landlord and Tenant desire to extend the term of the Existing Lease and modify certain of its terms and conditions as set forth below.

Now, therefore, the parties hereto agree that the Existing Lease is amended as follows:

1.

Expansion Space: Tenant will add Suites #202 and #203 totaling 6,628 square feet of rentable area (“Expansion Space”) to the Original Premises, such that as of the Expansion Commencement Date the total square feet shall hereinafter total 19,897 square feet of rentable area (with the Original Premises and Expansion Space collectively called the “Entire Premises”). For clarification Tenant shall continue to able to exclusively use “Suite 200” during the Term for any of its Entire Premises located on the second floor of the Building.

Expansion Commencement Date: Landlord will agree to complete all of Landlord Work as described in Section 4 prior to December 1st, 2021 (“Expansion Commencement Date”), provided that if for any reason Landlord is unable to deliver possession of the Expansion Space to Tenant before the anticipated Expansion Commencement Date, this Second Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord’s inability to deliver such possession. However, Tenant shall not be obligated to pay the Base Rent or Additional Rent that Tenant is required to pay for the Expansion Space and Tenant’s rent abatement for the Expansion Space shall then be effective, until fifteen (15) days after such possession of the Expansion Space has been delivered to Tenant by Landlord.

2.

Rent Schedule: Subject to any changes as may be required elsewhere in this Second Amendment, the Exhibit “A” to Commercial Lease is hereby replaced effective as of the Expansion Commencement Date with the Exhibit A to Second Amendment, which for clarification does include two (2) months’ Base Rent only abatement for the Expansion Premises.

3.	Landlord Work: Landlord will provide the following on a turnkey basis based upon a mutually agreed-upon plan in Exhibit _____ at Landlord’s cost within the Expansion Space:

o	Matching Carpet, carpet tiles in the stadium seating room, flooring, countertops, and walls with Tenant’s existing finishes.

o	Any demising or demolition that may be required

o	New doors and walls

o	New kitchen finishes including sink, granite counters, two barstool countertops

o	Finishes as noted on the Exhibit C

4.	Tenant Alterations: Tenant will be permitted to install at its cost the seating area in the stadium room.

5.

Prior Access: Tenant will be provided access to the Expansion Space as soon as Landlord’s Work is complete in accordance with Section 2 of this Second Amendment for the purpose of installing its furniture, cabling, computers, and other equipment for the preparation of opening this space.

6.

Parking: Tenant will be provided additional Common Parking in the same ratio of 4 vehicles per 1,000 square feet of rentable area on the Property of the Expansion Space. In addition, Tenant will be allocated ten (10) additional Assigned Parking spaces free of charge during the Lease Term as designated in Exhibit B of this Second Amendment. These parking spaces and the existing Assigned Parking will be designated and painted by Landlord’s representatives as “USIO Reserved”.

7.	Signage: Tenant will be permitted elevator lobby signage on the 2nd floor and will retain sole lobby signage on the 1st floor.

8.

Estoppel. As of the date of this Second Amendment, there are no defaults by Tenant and no event has occurred or situation exists which would, with the passage of time, constitute a default by Tenant under the Lease. The parties acknowledge and agree that as of the date hereof, there are no amounts of Base Rent and Additional Rent owing to Landlord. Landlord and Tenant have no dispute with respect to any payment of Base Rent and/or any other payment due under the Lease heretofore made by Tenant. Tenant as of the date hereof is in possession of the entire Premises; and Landlord is satisfied with the condition of the same and Tenant has fully and properly fulfilled all of its obligations under the Existing Lease.

9.

Right of First Offer to Lease Additional Space: Tenant will be permitted a right of first offer on any available space (“ROFR Space”) that comes available in the Building during the Lease term. Landlord will agree to notify Tenant in writing of such availability, providing all lease terms including: (i) the Base Rent shall be the then-escalated Base Rent, (ii) Landlord will deliver the ROFR Space on turnkey basis including finishes to match Tenant’s existing finishes and (iii) the ROFR Space will be co-terminus with the Existing Lease.

10.

Right of First Offer to Purchase: Tenant will be provided a right of first offer to purchase the Building (“Sale Offer ROFR”), should Landlord at any time during Lease Term decide to sell the property. Landlord will provide its determination of the sales price for the Building (“Offer Price”) as part of notifying Tenant in writing of Landlord’s intent to sell, including any unsolicited offer made to Landlord by an outside party (“Sale ROFR Notice”), wherein Tenant will have thirty (30) days to accept or reject such Offer Price, which can include any good faith negotiations between Landlord and Tenant upon an agreed-upon price. Should Tenant reject the Offer Price and Landlord reduces or improves the Offer Price by more than 3% then Landlord will agree to submit a new Sale ROFR Notice to Tenant.

11.

Brokers: Landlord and Tenant each represents that, except for Site Selection Group LLC (“ Tenant’s Broker”), it has dealt with no broker, agent or person(other than Tenant’s Broker) brought about this Lease, and each party shall indemnify and hold the other harmless from and against any all claims, loses, costs or expense (including reasonable attorney’s fees and expenses) by any broker, agent or person( other than Tenant’s Broker) claiming a commission or other form of compensation. Landlord agrees to pay the Tenant’s Broker a fee calculated as four percent (4%) of the new lease consideration of this Second Amendment for service related to this second Amendment within thirty (30) days after execution of the Second Amendment.

12.	Binding. All of the terms and conditions of this Second Amendment shall extend to and be binding upon the heirs, successors and/or assigns of the parties hereto.

13.

Signatures as PDF. This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law of presumption to the contrary, the exchange of copies of this Lease and signature pages by electronic transmission shall constitute effective execution and delivery if this Lease for all purposes, and signatures of the parties hereto transmitted electronically shall be deemed to be their original signatures for all purposes.

14.	Other Terms. Except as specifically extended and modified by this Second Amendment, all other terms and conditions of the Existing Lease shall remain in full force and effect during the Lease Term.

LANDLORD Paesanos Office Building LLC BY: /s/ Sanjay Mirsa NAME: Sanjay Misra TITLE:_Member 10/21/2021___________ Member	TENANT: USIO Inc. BY: /s/ Louis Hoch NAME: Louis Hoch TITLE: President and CEO 10/19/2021__ CEO

Exhibit A

USIO Base Rent Schedule

INTIAL PREMISES – 13,269 RSF

EXPANSION PREMISES – 6,628 RSF

TOTAL PREMISES – 19,897 RSF

From	To	Base Rent PRSF	Monthly Base Rate	PREMISES RSF

December 1, 2021	January 31, 2022	(Old rent)	$23,220.75	13,269
February 1, 2022	July 31, 2022	$21.00/SF	$34, 819.75	19,897
August 1, 2022	July 31, 2023	$21.50/SF	$35,648.79	19,897
August 1, 2023	July 31, 2024	$22.00/SF	$36,477.83	19,897
August 1, 2024	December 31, 2025	$22.50/SF	$37,306.88	19,897

*Tenant is required to pay NNN per square foot they are leasing.

Exhibit B

Tenant Assigned Parking

Tenant will have assigned parking in the spaces below marked with a Blue X

Exhibit C

Floor Plan